SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2019

SYNALLOY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4510 Cox Road, Suite 201, Richmond, Virginia	23060
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (804) 822-3260

Inapplicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
As previously reported, on November 30, 2018, Synalloy Corporation’s wholly-owned subsidiary, ASTI Acquisition, LLC, a North Carolina limited liability company (“ASTI”), entered into a Purchase and Sale Agreement (the “PSA”) with American Stainless Tubing, Inc., a North Carolina corporation (“American Stainless”). Pursuant to the terms and conditions of the PSA, ASTI agreed to purchase American Stainless’ real estate property in Statesville, North Carolina and Troutman, North Carolina (together the “Properties”) for a purchase price of $5 million.

On January 1, 2019, ASTI designated its rights to take title to the Properties to Store Capital Acquisitions, LLC, a Delaware limited liability company or its affiliate (together, “Store”), who funded the full purchase price of the transaction and took title to the Properties.

On January 1, 2019, Synalloy and Store Master Funding XII, LLC, a Delaware limited liability company and an affiliate of Store, entered into a second Amended and Restated Master Lease Agreement (the “Master Lease”), pursuant to which Synalloy will lease the Properties, purchased by Store from American Stainless on January 1, 2019, for the remainder of the initial term of 20 years set forth in the Master Lease, with two renewal options of ten years each. First year rent expense will be $430,000. The lease includes a rent escalator equal to the lesser of 1.25 times the percentage increase in the Consumer Price Index since the previous increase or 2.00%. The Master Lease also grants Synalloy an option to sell approximately 13.5 acres of excess land at the Statesville, North Carolina Property and receive a corresponding reduction in rent based on the net proceeds of the sale using a capitalization rate of 8.60%. Synalloy will sublease both Properties to ASTI.

The description of the Master Lease contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the Master Lease. The Company will file the Master Lease with the U.S. Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
As previously reported, on November 30, 2018, ASTI entered into an Asset Purchase Agreement (the “APA”) with American Stainless. On January 1, 2019, pursuant to the terms and conditions of the APA, ASTI completed its purchase of substantially all of American Stainless’ assets and operations in Statesville, North Carolina and Troutman, North Carolina.

The purchase price for the all-cash acquisition was approximately $22.7 million, subject to a post-closing working capital adjustment. American Stainless will also receive quarterly earn-out payments for a period of three years following closing. Pursuant to the APA, earn-out payments will equate to six and one-half percent (6.5%) of ASTI’s revenue over the three-year earn-out period.

Synalloy funded the acquisition with a new five-year $20 million term note and a draw against its recently increased $100 million asset based line of credit, both with Synalloy’s current lender, Branch Banking and Trust Company.

Other than in respect to the transaction discussed above, there are no material relationships between the parties involved and the registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer.

A copy of the press release announcing the closing of this transaction is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release issued by Synalloy Corporation on January 4, 2019.

Exhibit Number	Name
99.1	Press Release issued by Synalloy Corporation on January 4, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ DENNIS M. LOUGHRAN
Dennis M. Loughran
Chief Financial Officer

Dated: January 4, 2019